UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2021

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South,

Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SBUX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On September 16, 2021, Starbucks Corporation (the “Company”) entered into a new $3.0 billion Credit Agreement (the “Five-Year Credit Agreement”) by and among the Company, as borrower, and Bank of America, N.A., in its capacity as Administrative Agent, Lender, Swing Line Lender and L/C Issuer, Wells Fargo Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as Lenders, Co-Syndication Agents and L/C Issuers, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia and Morgan Stanley MUFG Loan Partners, LLC, as Co-Documentation Agents, BOFA Securities, Inc., Wells Fargo Securities, LLC, Citibank, N.A., and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Runners, and each of the other lenders, which is a party thereto.

The Five-Year Credit Agreement provides for a $3.0 billion unsecured, revolving credit facility (of which $150 million may be used for the issuances of letters of credit) and is scheduled to mature on September 16, 2026. Provided there is no default, the Company may request an increase from the lenders in the aggregate commitments by an amount not exceeding $1.0 billion, under certain circumstances as set forth in the Five-Year Credit Agreement.

Borrowings under the Five-Year Credit Agreement will bear interest at a variable interest rate based on the London Interbank Offered Rate (“LIBOR”), and, for U.S. Dollar-denominated loans under certain circumstances, a Base Rate (as defined in the Five-Year Credit Agreement), in each case plus an applicable rate. The applicable rate is based on the Company’s long-term credit ratings assigned by Moody’s and Standard & Poor’s rating agencies. The Five-Year Credit Agreement contains provisions specifying alternative interest rate calculations to be employed at such time as LIBOR ceases to be available as a benchmark for establishing the interest rate on borrowings based on LIBOR. The “Base Rate” of interest is the highest of (i) the Federal Funds Rate plus 0.50%, (ii) Bank of America’s prime rate, and (iii) the Eurocurrency Rate (as defined in the Five-Year Credit Agreement) plus 1.00%. Upon the occurrence of any event of default under the Five-Year Credit Agreement, interest on the outstanding amount of the indebtedness under the Five-Year Credit Agreement will bear interest at a rate per annum equal to 2% in excess of the interest then borne by such borrowings.

The Five-Year Credit Agreement contains provisions requiring the Company to maintain compliance with certain covenants, including a minimum fixed charge coverage ratio of 2.50 to 1. The Five-Year Credit Agreement also contains certain customary events of default, including non-payment of principal, interest or fees, violation of covenants, cross default to certain other indebtedness, invalidity of any loan document, material judgments, bankruptcy and insolvency events, and change of control, subject, in certain instances, to cure periods. Upon the occurrence of an event of default, the lenders may elect to declare amounts outstanding under the Five-Year Credit Agreement immediately due and payable.

In the ordinary course of their respective businesses, the lenders under the Five-Year Credit Agreement and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

The foregoing description of the Five-Year Credit Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On September 16, 2021, in connection with the Company’s entry into the Five-Year Credit Agreement discussed in Item 1.01, the Company terminated the Credit Agreement, dated October 25, 2017, as amended, and the Second Amended and Restated 364-Day Credit Agreement dated as of September 23, 2020, in each case, entered into by and among the Company, Bank of America, N.A., in its capacity as Administrative Agent and Swing Line Lender and certain other lenders.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K under the caption “Revolving Credit Facility,” which discussion is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1*	Credit Agreement, dated September 16, 2021, among Starbucks Corporation, Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as L/C Issuers, and the other Lenders from time to time a party thereto.

104	Cover Page (Interactive Data File (embedded within the Inline XBRL document).

*

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION
Dated: September 17, 2021
	By:	/s/ Rachel Ruggeri
Rachel Ruggeri
executive vice president, chief financial officer